 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2016

MANPOWERGROUP INC.
(Exact name of registrant as specified in its charter)

Wisconsin	1-10686	39-1672779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Manpower Place
Milwaukee, Wisconsin	53212
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (414) 961-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective as of February 15, 2016, ManpowerGroup Inc. (the "Company") entered into a severance agreement with John (“Jack”) T. McGinnis in connection with his commencement of employment as Executive Vice President and Chief Financial Officer. The agreement contains severance protections and terms similar to the severance agreement that the Company has previously entered into with Michael Van Handel, the prior Executive Vice President and Chief Financial Officer. The agreement expires on the first to occur of (1) the date two years after the occurrence of a change of control of the Company or (2) February 15, 2019 if no such change of control occurs before February 15, 2019.

Under Mr. McGinnis’s severance agreement, upon the involuntary termination of his employment (other than for cause) or upon his voluntary termination of employment for good reason, he is entitled to receive a severance payment equal to the sum of his base salary and target level annual incentive. The severance payment is capped at 2 times his base salary in effect at the time of the termination. In the event the termination occurs in the two-year period following a change of control of the Company or during a “protected period” (generally, the six-month period prior to a change of control), the severance payment payable to him is equal to three times the sum of his base salary and target level annual incentive. The cap described above does not apply in the event of a change of control. The definitions of “change of control,” “cause” and “good reason” under the agreement are the same as under the Company’s severance protection agreement with Mr. Van Handel.

All severance payments under the agreement are contingent upon Mr. McGinnis signing a general release in favor of the Company and are payable to him in a lump sum within 30 days following the date of termination.
Under the severance agreement, Mr. McGinnis is bound by a nondisclosure agreement to protect confidential information of the Company both during and after employment. In addition, under the agreement, Mr. McGinnis is bound by a non-competition agreement and employee non-solicitation agreement in favor of the Company for a one-year period following the termination of his employment for any reason, except where the termination occurs within the two-year period following a change of control or during a protected period and is either involuntary (other than for cause) or is for good reason.

Under the severance agreement, upon Mr. McGinnis’s (i) involuntary termination (other than for “cause”), (ii) voluntary termination for good reason or (iii) termination due to death or disability, he is entitled to receive a prorated incentive for the year in which termination occurs.

The Company has agreed to pay for continued health insurance for Mr. McGinnis for a 12-month period following an involuntary termination of his employment (other than for cause) or a voluntary termination of his employment for good reason. Furthermore, if such a termination occurs with the two-year period following a change of control or during a protected period (generally, the six-month period prior to a change of control), the health insurance benefits will continue for 18 months.

The foregoing description of the severance agreement does not purport to be complete and is qualified in its entirety by reference to the agreement, a copy of which is attached hereto as Exhibit 10.1 to this filing and is incorporated herein by reference.

Item 9.01.                        Exhibits

Exhibit No.	Description

10.1	Severance Agreement dated February 15, 2016 between the Company and John T. McGinnis

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANPOWERGROUP INC.
Dated: February 16, 2016	By:	/s/ Richard Buchband
	Name:	Richard Buchband
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

10.1    Severance Agreement dated February 15, 2016 between the Company and John T. McGinnis.